Exhibit 99.1

MULTIMEDIA GAMES, INC. For more information contact: Ginny Shanks Chief Marketing Officer Multimedia Games, Inc. 512-334-7500	PRESS RELEASE Joseph N. Jaffoni Richard Land Jaffoni & Collins Incorporated 212-835-8500 or mgam@jcir.com

MULTIMEDIA GAMES REPORTS FISCAL 2010 FIRST QUARTER REVENUE OF $26.3 MILLION

- Positive Cash Flow, Reduced Debt and Advances in Product Development for Current and New Markets Highlight Progress with Strategies to Build Shareholder Value -

AUSTIN, Texas, February 9, 2010 – Multimedia Games, Inc. (Nasdaq: MGAM) (“Multimedia Games” or the “Company”) today reported operating results for its fiscal 2010 first quarter ended December 31, 2009, as summarized in the table below.

Summary of 2010 Q1 Results
(In millions, except per share and player terminal data)

	Three Months Ended December 31,
	2009	2008
Revenue	$26.3	$28.6
EBITDA (1)	$10.9	$7.9
Adjusted EBITDA (2)	$13.1	$15.9
Net loss	$(4.1)	$(5.9)
Diluted loss per share	$(0.15)	$(0.22)

Average participation installed units:
Domestic	10,654	10,865
International (3)	5,351	5,621
Quarter end participation installed units:
Domestic	10,665	11,498
International (3)	5,403	5,740

New proprietary units sold	132	—

(1)
EBITDA is defined as earnings (loss) before net interest expense, income taxes, depreciation, amortization, and accretion of contract rights.  A reconciliation of EBITDA to net (loss) income, the most comparable Generally Accepted Accounting Principles (“GAAP”) financial measure, can be found attached to this release.

(2)
Adjusted EBITDA represents the calculation of EBITDA for the purpose of evaluating compliance with the Company’s credit facility covenants.  Adjusted EBITDA is defined as EBITDA plus interest income, income tax benefits if any, legal costs and settlement fees incurred in the trailing twelve month period related to the settled Diamond Game litigation, non-cash stock option expense, certain severance charges and certain non-cash asset impairment charges as provided in the Company’s credit agreement.

(3)
International participation installed units primarily reflect placements in Mexico.  For the three-month period ended December 31, 2008, the International participation average and quarter end installed units also include 252 units in Malta, which the Company elected to remove late in fiscal 2009.

Multimedia Games reported fiscal 2010 first quarter revenue of $26.3 million compared with revenue of $28.6 million in the fiscal 2009 first quarter.  First quarter fiscal 2010 revenue included approximately $22.4 million from gaming operations and approximately $2.0 million in revenue from the sale of 132 new proprietary units in the period compared with $26.4 million in revenue from gaming operations and no revenue from the sale of new proprietary units in the year-ago period.  Other revenue, consisting primarily of service revenue, was $0.6 million and $0.5 million in the fiscal 2010 and fiscal 2009 first quarter periods, respectively.

In addition to the impact from continued year-over-year reductions in consumer discretionary spending, the gaming operations revenue decline is primarily attributable to: 1) an approximate $1.4 million reduction related to the sale to Oklahoma customers of approximately 551 games subsequent to the fiscal 2009 first quarter; 2) the previously disclosed temporary removal of units at WinStar World Casino for a portion of the fiscal 2010 first quarter to allow for the redevelopment of older areas of the facility; and, 3) lower win per unit and blended revenue share from placements at WinStar World Casino resulting from the facility’s significant slot floor expansion completed subsequent to the fiscal 2009 first quarter.

Selling, general and administrative (“SG&A”) expenses for the fiscal 2010 first quarter declined year-over-year by 26%, or $5.3 million, to approximately $15.0 million.  Fiscal 2009 first quarter SG&A included approximately $3.7 million in expenses related to the settlement of litigation with Diamond Game.  Also included in SG&A are research and development expenses of approximately $2.8 million and $2.9 million in the fiscal 2010 and fiscal 2009 first quarter periods, respectively.  Depreciation and amortization expense was $13.6 million in the quarter ended December 31, 2009 compared with $14.9 million in the year ago period.

Executing on Three-Part Strategy to Enhance Shareholder Value
Anthony Sanfilippo, Multimedia Games’ President and CEO, commented, “By redefining and redirecting our organization, remaining focused on driving financial improvements and bringing value to a growing number of customers through product excellence and innovation, Multimedia Games is achieving consistent progress on our strategic plan to enhance shareholder value.

“With positive fiscal first quarter cash flow we further improved the balance sheet as reflected by the higher cash balance and additional reductions in outstanding borrowings at period end.  In addition, continued licensing progress will allow the Company to address several new markets this fiscal year with a growing portfolio of offerings which reflect our entirely new approach to product development with new games and systems being created and refined through the lens of operator and player feedback.”

A Redefined and Focused Organization
“We are making prudent decisions on the allocation of capital and other resources to support our current base of operations in order to efficiently address the needs of current customers.  In addition, our redefined game development process, strengthened sales and marketing teams and focused legal team have positioned the Company to diversify our revenue channels through the development and marketing of new products and access to new market opportunities as we become licensed in additional jurisdictions.  We also continue to focus on the prudent management of SG&A expenses and remaining efficient with our research and development budget which is leading to the development of a growing range of exciting new product offerings.”

Fiscal Discipline Resulting in Improved Financial Foundation
Outstanding borrowings as of December 31, 2009, declined by 26%, or $24.3 million, from December 31, 2008 to $69.8 million and by approximately 8%, or $5.9 million, on a quarterly sequential basis.  The Company generated $5.1 million in free cash flow (cash flow from operating activities less the acquisition of property and equipment) in the fiscal 2010 first quarter compared to negative free cash flow of $11.8 million in the year ago period.  In addition, cash generation (cash flow from operating activities plus cash flows from investing activities) was $8.5 million in the first quarter of fiscal 2010 compared to negative cash generation of $10.8 million a year ago.  (Definitions of “free cash flow” and “cash generation” are provided on page 4 of this press release)

Multimedia Games’ trailing twelve month Adjusted EBITDA through December 31, 2009 was $67.3 million (the calculation of trailing twelve month Adjusted EBITDA is presented on page 9 of this press release) and total leverage as calculated using the trailing twelve month Adjusted EBITDA was approximately 1.0 times.

Adam Chibib, Chief Financial Officer of Multimedia Games, commented, “The year-over-year and quarterly sequential improvement in our cash balance as well as the simultaneous reduction in our outstanding borrowings reflects the success we are achieving against our initiative to increase future strategic flexibility through sustained fiscal discipline.  We continued to improve the balance sheet to better support our large installed base of participation games, our plans to expand into new markets, and our planned ramp of new game sales efforts throughout fiscal 2010.

“Multimedia Games’ improved financial foundation is clearly evidenced by our continued reduction in net debt which was $54.9 million as of December 31, 2009, representing a decline of approximately 40%, or $36.3 million, from December 31, 2008.  Further, our management of capital expenditures which totaled approximately $10.1 million in the December 2009 quarter, represents a nearly $15 million decline from year ago levels.  With fiscal 2010 first quarter cap-ex levels representing the high point of the year, we expect annual capital expenditures will decline in fiscal 2010 as compared to last year.”

Building the Foundation for New Market and Product Opportunities
Mr. Sanfilippo added, “Ongoing execution on our organization optimization and financial management initiatives is fortifying our ability to execute on our third key initiative – building our portfolio of innovative gaming products to address current and new market opportunities.  We are in the early stages of fulfilling our commitment to transition to a full-service, focused supplier of gaming technology and to offer a growing number of revenue models for casino operators, and we are excited by the daily progress we are achieving.  Evidence of this progress is reflected in the sale in the fiscal 2010 first quarter of 126 proprietary gaming machines to Kalispel Tribe’s Northern Quest Resort & Casino in Washington State with additional follow on sales to this customer scheduled for the current quarter.  Our improving library of video titles and popular Player HD™ gaming cabinet were key drivers of our ability to capture this sale and also helped drive our initiation of new installations at four tribal casinos in Washington, Alabama and Minnesota in fiscal 2010 to date.”

Late in the fiscal 2010 first quarter, Multimedia Games was granted its first ever license for a major commercial casino market when the Mississippi Gaming Commission approved the Company as a manufacturer and distributor in Mississippi.  Subject to regulatory approval of its games, Multimedia Games anticipates launching full sales and marketing efforts in Mississippi in the fiscal 2010 third quarter.

Multimedia Games continues to make progress in its licensing initiative, as in addition to the Mississippi manufacturer and distributor license, the Company also secured three additional California tribal licenses during the fiscal 2010 first quarter.  The Company currently has 64 total gaming licenses compared to 46 gaming licenses held at the beginning of fiscal 2009 and anticipates being on the Louisiana Gaming Control Board’s meeting agenda for approval for a manufacturer and supplier license in the first half of calendar 2010.  The Company currently has license applications pending approval in 10 additional jurisdictions.

Mr. Sanfilippo continued, “Concurrent with our focus on increasing the number of markets we can serve, Multimedia Games continues to make progress in the development of new games that we believe address growing areas of the slot floor, and include features that are both intuitive and highly engaging for players.  Many of our newest innovative products featured at the November 2009 G2E trade show are being met with interest from a growing number of slot floor managers.  Specifically, the level of interest in the next generation version of our TournEvent™ slot tournament system, our Sport of Kings® and Slot Car Speedway™ community bonus round games and our first ever multi-tier progressive game, Mega Meltdown™, as well as growing awareness for our newest video and mechanical reel products offer solid proof points that our product development initiatives are seeding our efforts to expand into new jurisdictions.  Continued development of new products that can deliver an appropriate return on investment for our customers combined with our efforts to increase the number of markets we serve will be the key drivers in expanding our business model to include revenue from game sales over the balance of fiscal 2010.”

Mr. Sanfilippo concluded, “Multimedia Games is making notable progress against our three key strategic initiatives.  We expect to leverage the Company’s history of innovation and product development with new strategies for creating great gaming products as we work to expand the number of industry opportunities we can address thereby further strengthening our foundation from which we can establish new revenue opportunities and build shareholder value.”

Update on Alabama Charity Bingo Market
The Alabama Supreme Court, in a recent decision, established a definition of “bingo” that included a limited set of standards for charity bingo games in Alabama.  Multimedia Games has voluntarily modified its games in the market to comply with these standards.  Multimedia Games believes that its modified games comply with the standards established by the recent Alabama Supreme Court decision.  Multimedia Games has received certifications and/or formal written opinions from independent gaming laboratories verifying to us that each game, as modified, complies with the applicable Alabama standards.  Notwithstanding Multimedia Games’ initiatives to have its games comply with the specified standards, there can be no assurance that we will not encounter further legal, regulatory, financial, or competitive issues related to this matter as the Alabama Governor continues to take the position that even those games that purport to comply with the Alabama Supreme Court ruling are illegal.

Three of the four facilities in Alabama which have installed charitable bingo units provided by Multimedia Games, as well as other game manufacturers, have recently voluntarily ceased operations for a yet to be determined amount of time, following an unsuccessful attempt by the Governor’s Task Force on Illegal Gambling to raid certain of those facilities.  On January 29, 2010, the Governor’s Task Force attempted a raid on two of the facilities in Alabama where Multimedia Games has charitable bingo units installed.  The operator of one of the facilities obtained a temporary restraining order that stopped the raid on its facility.  The Governor’s Task Force promptly filed an emergency motion with the Alabama Supreme Court seeking to vacate the temporary restraining order.  On February 4, 2010, the Alabama Supreme Court issued a ruling that vacated the temporary restraining order.  The Alabama State Legislature is currently reviewing proposed legislation in the form of both a general bill and a constitutional amendment that are aimed at resolving the need for judicial intervention.  The legislative or judicial outcomes are uncertain.  If this legislation is not timely passed, the facilities of Multimedia Games’ Alabama customers could remain closed for an undetermined period of time.

Definitions of “cash generation” and “free cash flow”
Multimedia Games’ management tracks cash generation (which is cash flow from operating activities plus cash flows from investing activities) as well as free cash flow (which is cash flow from operating activities less the acquisition of property and equipment) as relevant measures of the Company’s performance.  Cash generation helps assess the performance of operations, manufacturing investments and includes the amounts received and paid for the Company’s development agreements.  Cash generation is a more comprehensive internal metric and more representative of the Company’s ability to pay down debt.  Free cash flow helps measure the efficiency of the Company’s capital expenditures.

2010 First Quarter Conference Call and Webcast
Multimedia Games is hosting a conference call and webcast today, February 9, beginning at 9:00 a.m. ET (8:00 a.m. CT).  Both the call and the webcast are open to the general public.  The conference call number is 719-325-2394 (domestic or international).  Please call five minutes prior to the presentation to ensure that you are connected.

Interested parties may also access the conference call live on the Internet at http://ir.multimediagames.com/events.cfm.  Approximately two hours after the call has concluded, an archived version of the webcast will be available for replay at the same location at http://ir.multimediagames.com/events.cfm.

About Multimedia Games
Gaming technology developer and distributor, Multimedia Games, is a creator and supplier of comprehensive systems, content and electronic gaming units for Class III and Class II Native American gaming markets, as well as for commercial casinos and charity and international bingo markets.  Multimedia Games has approximately 16,000 gaming units in operation domestically and internationally installed on revenue-sharing arrangements.  Multimedia Games also supplies the central determinant system for approximately 12,500 video lottery terminals (“VLTs”) installed at racetracks in the State of New York.  Multimedia Games is focused on the further development of new gaming systems and products for the markets it currently serves as well as for new domestic and international market opportunities.  Additional information may be found at www.multimediagames.com.

Cautionary Language
This press release contains forward-looking statements based on Multimedia Games' current expectations and projections, which are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995.  The words “will”, “expect”, “plan”, “begin”, “new”, “anticipate”, “continue”, “intend”, “can”, “progress”, “pursue”, "believe", “improve”, “result”, “achieve”, “focus”, “further”, “allow”, “position”, “execute”, “drive”, “implement”, “able”, “strategy”, “deliver”, “create”, “effort”, “develop”, “expand”, “grow”, “build”, “further”, “establish”, “opportunities”, “become”, “commit”, “approach”, “process”, “ramp”, or the negative or other variations thereof or comparable terminology as they relate to Multimedia Games and its products, plans, and markets are intended to identify such forward-looking statements.  These forward-looking statements include, but are not limited to, references to: future actions; new projects; new products and platforms; new developments; new strategies; new licensing approvals; new markets; new marketing, sales and/or promotional plans; new organizational structure, regulatory, compliance, and licensing initiatives, including new personnel; new initiatives; customer satisfaction; ongoing negotiations to secure favorable terms with new and existing customers; ability to offer products to customers on a “for sale” basis; cash management and financial discipline; and improved future performance, outcomes of contingencies and future financial results of either Multimedia Games or its customers.  All forward-looking statements are based on current expectations and projections of future events.

These forward-looking statements reflect the current views and assumptions of Multimedia Games, and are subject to various risks and uncertainties that cannot be predicted or qualified and could cause actual results in Multimedia Games’ performance to differ materially from those expressed or implied by such forward looking statements.  These risks and uncertainties include, but are not limited to: (i) the adoption of a “for sale” model may adversely impact longer-term revenue from our existing business model and we may not be able to effectively reduce our reliance on third party products; (ii) the adverse effects of local, national, and/or international economic, credit and capital market conditions on the economy in general, including, but not limited to, the gaming and tribal gaming industries in particular; (iii) unfavorable changes in laws, regulatory requirements or enforcement actions – either ongoing or unanticipated – against us, our games or customers, and/or adverse decisions by courts, customers, regulators and/or governmental bodies, in Alabama or otherwise; (iv) a decision by operators in Alabama that the Company’s games, as reintroduced to the Alabama market are not in compliance with the standard set forth by the Alabama Supreme Court; (v) delay or prevention of our entry into new Class III and commercial markets, including but not limited to the Mississippi and Louisiana markets, due to the inability of Multimedia Games or its key employees to secure or maintain required licenses or approvals, inability of Multimedia Games to meet technical requirements, or other issues; (vi) unfavorable changes in the preferences of our customers or their end users resulting in the removal of our games; (vii) failure to secure favorable outcomes in pending litigation, and consequences to our business, operating results or financial condition (including without limitation possible adverse effects on cost controls, cash flows and compliance with the terms of our credit agreement, as amended); (viii) software or hardware malfunction or fraudulent manipulation thereof; (ix) inability to successfully introduce new and existing games, products, platforms and/or systems into new and existing markets; (x) failure to attract and/or retain key employees or successfully implement a new organizational structure; (xi) failure to expand our installed base in certain markets or the failure to achieve improved performance of our games; (xii) the Company’s ability to comply with the terms, conditions, and covenants of its credit facility; (xiii) management may not be able to effectively implement new operations, finance, sales and marketing initiatives and/or the outcomes of these initiatives may differ materially from their stated objectives.  Other important risks and uncertainties that may affect the Company's business are detailed from time to time in the “Certain Risks” and “Risk Factors” sections of Multimedia Games’ Annual Report on Form 10-K and elsewhere in Multimedia Games’ filings with the Securities and Exchange Commission.  Readers are cautioned that all forward-looking statements speak only to the facts and circumstances present as of the date of this press release.

Multimedia Games expressly disclaims any implied operating results based on the historical data presented in this release or any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONSOLIDATED BALANCE SHEETS As of December 31, 2009 and September 30, 2009 (In thousands, except share and per-share amounts) (Unaudited)
	December 31,	September 30,
ASSETS	2009	2009
CURRENT ASSETS:
Cash and cash equivalents	$14,915	$12,455
Accounts receivable, net of allowance for doubtful accounts
of $3,783 and $3,676, respectively	9,946	13,424
Inventory	5,096	5,742
Deferred contract costs, net	579	1,826
Prepaid expenses and other	1,835	2,806
Current portion of notes receivable, net	16,429	15,780
Federal and state income tax receivable	7,006	6,246
Deferred income taxes	973	1,138
Total current assets	56,779	59,417
Restricted cash and long-term investments	772	804
Leased gaming equipment, net	34,918	34,002
Property and equipment, net	31,893	35,048
Long-term portion of notes receivable, net	35,299	40,124
Intangible assets, net	31,214	33,361
Other assets	10,301	9,895
Deferred income taxes	3,134	2,969
Total assets	$204,310	$215,620
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt	$1,325	$2,073
Accounts payable and accrued expenses	23,353	26,878
Deferred revenue	3,874	2,341
Total current liabilities	28,552	31,292
Revolving line of credit	10,000	15,000
Long-term debt, less current portion	58,488	58,675
Other long-term liabilities	772	789
Deferred revenue, less current portion	1,894	2,409
Total liabilities	99,706	108,165
Commitments and contingencies
Stockholders’ equity:
Preferred stock: Series A, $0.01 par value, 1,800,000 shares authorized, no shares issued and outstanding	—	—
Series B, $0.01 par value, 200,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value, 75,000,000 shares authorized, 33,207,287 and 33,121,337 shares issued, and 27,303,870 and 27,217,920 shares outstanding, respectively	332	331
Additional paid-in capital	87,159	86,317
Treasury stock, 5,903,417 common shares at cost	(50,128)	(50,128)
Retained earnings	68,674	72,803
Accumulated other comprehensive loss, net	(1,433)	(1,868)
Total stockholders’ equity	104,604	107,455
Total liabilities and stockholders’ equity	$204,310	$215,620

CONSOLIDATED STATEMENTS OF OPERATIONS For the Three Months Ended December 31, 2009 and 2008 (In thousands, except per-share amounts) (Unaudited)
	Three Months Ended December 31,
	2009	2008
REVENUES:
Gaming operations	$22,422	$26,348
Gaming equipment and system sales	3,250	1,766
Other	593	462
Total revenues	26,265	28,576

OPERATING COSTS AND EXPENSES:
Cost of revenues(1)	2,110	1,847
Selling, general and administrative expenses	14,969	20,264
Amortization and depreciation	13,554	14,865
Total operating costs and expenses	30,633	36,976
Operating loss	(4,368)	(8,400)

OTHER INCOME (EXPENSE):
Interest income	1,049	1,290
Interest expense	(1,308)	(2,135)
Other income	-	74
Loss before income taxes	(4,627)	(9,171)
Income tax benefit	(498)	(3,247)
Net loss	$(4,129)	$(5,924)
Basic and diluted loss per common share	$(0.15)	$(0.22)
Shares used in loss per common share:
Basic and diluted	27,242	26,624

(1)
Cost of revenues exclude depreciation and amortization of gaming equipment, content license rights and other depreciable assets, which are included separately in the amortization and depreciation line item.

CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Three-Months Ended December 31, 2009 and 2008
	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES:	(In thousands)
Net loss	$(4,129)	$(5,924)
Adjustments to reconcile net loss to cash provided by operating activities:
Amortization	781	1,388
Depreciation	12,773	13,477
Accretion of contract rights	1,741	1,326
Adjustments to long-lived assets	186	(1,142)
Deferred income taxes	—	(887)
Share-based compensation	625	654
Provision for doubtful accounts	150	149
Interest income from imputed interest	(906)	(1,152)
Changes in operating assets and liabilities:
Accounts receivable	3,328	684
Inventory	1,656	(3,055)
Deferred contract costs	1,247	(456)
Prepaid expenses and other	541	(371)
Federal and state income tax receivable	(760)	(2,586)
Notes receivable	1,133	1,151
Accounts payable and accrued expenses	(4,250)	9,733
Other long-term liabilities	15	(16)
Deferred revenue	1,018	277
NET CASH PROVIDED BY OPERATING ACTIVITIES	15,149	13,250
CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisitions of property and equipment and leased gaming equipment	(10,066)	(25,058)
Acquisition of intangible assets	(733)	(845)
Repayments under development agreements	4,136	1,819
NET CASH USED IN INVESTING ACTIVITIES	(6,663)	(24,084)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options, warrants and related tax benefit	218	61
Proceeds from long-term debt	—	2,894
Principal payments of long-term debt	(1,043)	(1,985)
Proceeds from revolving lines of credit	—	6,444
Payments on revolving lines of credit	(5,000)	(222)
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	(5,825)	7,192
EFFECT OF EXCHANGE RATES ON CASH AND CASH EQUIVALENTS	(201)	293
Net increase (decrease) in cash and cash equivalents	2,460	(3,349)
Cash and cash equivalents, beginning of year	12,455	6,289
Cash and cash equivalents, end of year	$14,915	$2,940

Reconciliation of U.S. GAAP Net loss to EBITDA and Adjusted EBITDA:

EBITDA is defined as earnings (loss) before net interest expense, taxes, amortization, depreciation, and accretion of contract rights.  Although EBITDA is not a measure of performance calculated in accordance with generally accepted accounting principles (“GAAP”), Multimedia Games believes the use of the non-GAAP financial measure EBITDA enhances an overall understanding of Multimedia Games’ past financial performance, and provides useful information to the investor because of its historical use by Multimedia Games as a performance measure, and the use of EBITDA by other companies in the gaming equipment sector as a measure of performance.  However, investors should not consider this measure in isolation or as a substitute for net income, operating income, or any other measure for determining Multimedia Games’ operating performance that is calculated in accordance with GAAP.  In addition, because EBITDA is not calculated in accordance with GAAP, it may not necessarily be comparable to similarly titled measures employed by other companies.  A reconciliation of EBITDA and Adjusted EBITDA to the most comparable GAAP financial measure, net loss, follows:

Reconciliation of U.S. GAAP Net loss to EBITDA and Adjusted EBITDA:
	For the Three Months Ended December 31,
	2009	2008
	(in thousands)
Net loss	$(4,129)	$(5,924)
Add back:
Amortization and depreciation	13,554	14,865
Accretion of contract rights(1)	1,741	1,326
Interest expense, net	259	845
Income tax benefit	(498)	(3,247)
EBITDA	10,927	7,865
Add back:
Other(2)	2,172	8,082
Adjusted EBITDA(3)	$13,099	$15,947

Calculation of Trailing Twelve Months Adjusted EBITDA through December 31, 2009 as Defined in Credit Agreement (in thousands)

Net loss	$(42,983)
Add back:
Amortization and depreciation	59,704
Accretion of contract rights(1)	6,665
Interest expense, net	1,280
Income tax expense	16,747
EBITDA	41,413
Add back:
Other(2)	25,924
Adjusted EBITDA(3)	$67,337

(1)	“Accretion of contract rights” relates to the amortization of intangible assets for development projects. These amounts are recorded net of revenues in the Consolidated Statements of Operations.
(2)
“Other” relates to interest income, income tax benefits, if any, legal costs and settlement fees incurred in the trailing twelve month period related to the settled Diamond Game litigation, non-cash stock option expense and non-cash asset impairment charges as provided in the Company’s amended credit facility agreement.

(3)
Adjusted EBITDA represents the calculation of EBITDA, as defined in Multimedia Games’ amended credit agreement, as adjusted, for the purpose of evaluating compliance with the Company’s credit agreement.

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